January 18, 2011

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Cross Border Resources, Inc.
File No.: 000-52738

We have read the statements under Item 4.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2011 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/MaloneBailey, LLP
www.malonebailey.com
Houston, Texas